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                     June 10, 2022

       Jimmy Wayne Anderson
       President
       Global Technologies Ltd
       501 1st Ave N., Suite 901
       St. Petersburg, FL 33701

                                                        Re: Global
Technologies, Ltd
                                                            Preliminary
Information Statement on Schedule 14C
                                                            Filed March 22,
2022
                                                            File No. 000-25668

       Dear Mr. Anderson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing